OPERATING AGREEMENT

OF

SHOW ME ETHANOL, LLC

DATED AS OF JANUARY 24, 2006

(i)

ARTICLE 7. LIABILITY AND INDEMNIFICATION		13

7.1	LIABILITY OF MEMBERS AND MANAGERS	13
7.2	INDEMNIFICATION	13
7.3	EXPENSES	14
7.4	NON-EXCLUSIVITY	14
7.5	INSURANCE	14
7.6	DUTIES	14

ARTICLE 8. TRANSFERS OF INTERESTS AND ASSIGNMENTS; WITHDRAWAL; EXPULSION; PURCHASE OF A MEMBER’S INTEREST; BUY-SELL AGREEMENT; RIGHT OF FIRST REFUSAL		15

8.1	GENERAL RESTRICTIONS	15
8.2	PERMITTED TRANSFERS	16
8.3	SUBSTITUTE MEMBERS	16
8.4	EFFECT OF ADMISSION AS A SUBSTITUTE MEMBER	16
8.5	ADDITIONAL MEMBERS	17
8.6	PURCHASE OF A MEMBER’S INTEREST	17
8.7	DRAG ALONG RIGHTS	18
8.8	PURCHASE TERMS VARIED BY AGREEMENT	19
8.9	EXPULSION	19

ARTICLE 9. DISSOLUTION AND TERMINATION		19

9.1	EVENTS CAUSING DISSOLUTION	19
9.2	NOTICES TO SECRETARY OF STATE	19
9.3	CASH DISTRIBUTIONS UPON DISSOLUTION	20
9.4	IN-KIND	20

ARTICLE 10. ACCOUNTING AND BANK ACCOUNTS		20

10.1	FISCAL YEAR AND ACCOUNTING METHOD	20
10.2	BOOKS AND RECORDS	20
10.3	BOOKS AND FINANCIAL REPORTS	21
10.4	TAX RETURNS AND ELECTIONS	22
10.5	BANK ACCOUNTS	22

ARTICLE 11. MISCELLANEOUS		22

11.1	TITLE TO PROPERTY; NO PARTITION	22
11.2	WAIVER OF DEFAULT	22
11.3	NOTICE	22
11.4	AMENDMENT	23
11.5	NO THIRD PARTY RIGHTS	23
11.6	SEVERABILITY	23
11.7	NATURE OF INTEREST IN THE COMPANY	23
11.8	BINDING AGREEMENT	23
11.9	HEADINGS	23
11.10	WORD MEANINGS	24
11.11	COUNTERPARTS	24
11.12	ENTIRE AGREEMENT	24
11.13	REPRESENTATIONS AND ACKNOWLEDGMENTS	24
11.14	MEMBER’S REPRESENTATIVE	24
11.15	DISPUTE RESOLUTION AND ARBITRATION	25
11.16	NON DISCLOSURE	25
11.17	GOVERNING LAW	25

SCHEDULE A - RESERVED		1

SCHEDULE B - TAXES		1

(ii)

OPERATING AGREEMENT
OF
SHOW ME ETHANOL, LLC

THIS OPERATING AGREEMENT is made and entered into as of the 24th day of January, 2006 (the “Effective Date”) by and among the Persons executing this Agreement as Members and/or Managers on the signature page hereof.

WHEREAS, the Members have caused SHOW ME ETHANOL, LLC (the “Company”) to be formed on January 24, 2006 as a limited liability company under the Missouri Limited Liability Company Act (the “Act”) and, as required thereunder, do hereby adopt this Operating Agreement as the operating agreement of the Company;

WHEREAS, by executing this Agreement, each of the Members hereby (a) ratifies the formation of the Company and the filing of the Articles, (b) confirms and agrees to the Members’ status as members of the Company, and (c) continues the existence of the Company for the purposes hereinafter set forth, subject to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

ARTICLE 1.
FORMATION AND OFFICES

1.1  Formation.

Pursuant to the Act, the Members have formed a Missouri limited liability company effective upon the filing of the Articles of the Company with the Secretary of State of Missouri.

1.2  Principal Office.

The principal office of the Company shall be located at Highway 10 West, Richmond, Missouri, or at such other place(s) as the Managers may determine from time to time.

1.3  Registered Office and Registered Agent.

The location of the registered office and the name of the registered agent of the Company in the State of Missouri shall be as stated in the Articles, as determined from time to time by the Managers.

1.4  Purpose of Company.

The purposes for which the Company is organized are to engage in the business of purchasing and processing agricultural bio mass, including corn and other grains, for the production and sale of ethanol and its by-products and the transaction of any or all lawful business for which a limited liability company may be organized under the Act. Subject to the provisions of this Agreement, the Company shall have the power to do any and all acts and things necessary, appropriate, advisable or convenient for the furtherance and accomplishment of the purposes of the Company, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to or in connection with, or incidental to, the accomplishment of the purposes of the Company, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the Act.

1.5  Duration.

The duration of the Company shall be perpetual.

1.6  Delivery of Copies to Members.

Upon the return by the Secretary of State of Missouri to the Company of any document “Filed” with the Secretary of State of Missouri relating to the Company, neither the Company nor the Person executing such document shall be required to deliver or mail a copy thereof to any Member.

ARTICLE 2.
DEFINITIONS

2.1  Terms Defined Herein.

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“Act” means the Missouri Limited Liability Company Act, Chapter 347, Missouri Revised Statutes, as amended from time to time.

“Affiliate” of a specified Person (the “Specified Person”) means any Person (a) who directly or indirectly controls, is controlled by, or is under common control with the Specified Person; (b) who owns or controls ten percent (10%) or more of the Specified Person’s outstanding voting securities or equity interests; (c) in whom such Specified Person owns or controls ten percent (10%) or more of the outstanding voting securities or equity interests; (d) who is a director, partner, manager, executive officer or trustee of the Specified Person; (e) in whom the Specified Person is a director, partner, manager, executive officer or trustee; or (f) who has any relationship with the Specified Person by blood, marriage or adoption, not more remote than first cousin.

“Agreement” means this Operating Agreement, as amended or restated from time to time.

“Approved Sale” means the sale of the Company, in a single transaction or a series of related transactions, to a third party (i) pursuant to which such third party proposes to acquire all of the outstanding Interests (whether by merger, consolidation, recapitalization, reorganization, purchase of the outstanding Interests or otherwise) or all or substantially all of the assets of the Company, (ii) which has been approved by the Managers and Super Majority in Interest, and (iii) pursuant to which all Members will receive (whether in such transaction or, with respect to an asset sale, upon a subsequent liquidation) the same form and amount of consideration per Percentage Interest or, if any Members are given an option as to the form and amount of consideration to be received, all Members are given the same option.

“Articles” means the Articles of Organization of the Company filed with the Secretary of State of Missouri, as amended or restated from time to time.

“Assignee” means any Person who is the holder of an Interest but is not then a Member. An Assignee shall not be entitled to participate in the management of the business and affairs of the Company or to become or to exercise the rights of a Member, including the right to vote, the right to require any information or accounting of the Company’s business or the right to inspect the Company’s books and records. An Assignee shall only be entitled to receive, to the extent of the Interest held by such Assignee, the share of distributions and profits, including distributions representing the return of Capital Contributions, to which the transferor would otherwise be entitled with respect to the Transferred Interest. An Assignee shall not have the right to vote his, her or its Transferred Interest until the transferee is admitted to the Company as a substitute Member with respect to the Transferred Interest.

“Capital Contribution” means the total amount of cash, other property, the use of property, services rendered, promissory note or other binding written obligation to contribute cash or property or perform services or other valuable consideration contributed to the Company by each Member pursuant to the terms of this Agreement. Any reference in this Agreement to the Capital Contribution of a Member shall include the Capital Contribution made by any predecessor holder of the Interest of that Member.

“Class” means a class of units representing ownership interests in the Company as determined from time to time by the Board of Managers.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations promulgated thereunder.

“Company” means SHOW ME ETHANOL, LLC.

“Equity Account” means a separate account established by the Company and maintained for each Member in accordance with Section 2(b) of Schedule B. The initial balance of each Member’s Equity Account shall equal such Member’s Capital Contribution.

“Event of Withdrawal” means an event that causes a Person to cease to be a Member as provided in the Act which events include, but are not limited to, (a) voluntary withdrawal to the extent permitted by Section 8.1(b) (but subject to damage payments to the Company for breach of this Agreement), (b) assignment (in accordance with the provisions of this Agreement) of all of a Member’s Interest, (c) expulsion, (d) the making of an assignment for the benefit of creditors, (e) being subject to a Bankruptcy (as defined in Section 347.015.3 of the Act), (f) appointment of a trustee or receiver for the Member or for all or any substantial part of his, her or its property, (g) in the case of a Member who is a natural person (1) his or her death, (2) the entry by a court of competent jurisdiction adjudicating him or her incompetent to manage his or her person or estate, (h) in the case of a Member that is a trust (1) the termination of the trust or (2) a distribution of such trust’s entire Interest but not merely the substitution of a new trustee, (i) in the case of a Member that is a general or limited partnership (1) the dissolution and commencement of winding up of the partnership or (2) a distribution of such partnership’s entire Interest, (j) in the case of a Member that is a corporation (1) the filing of articles of dissolution or their equivalent for the corporation, (2) a revocation of its charter or (3) a distribution of corporation’s entire Interest, (k) in the case of a Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company, or (l) in the case of a Member that is a limited liability company (1) the filing of articles of dissolution or termination or their equivalent for a limited liability company or (2) a distribution of such limited liability company’s entire Interest, or (m) in the case of a Member that is a limited partnership (1) the filing of articles of dissolution or termination or their equivalent for a limited partnership or (2) a distribution of its entire Interest.

“Interest” refers to all of a Member’s (or an Assignee’s) rights and interests in the Company in such Member’s (or Assignee’s) capacity as a Member (or an Assignee), all as provided in the Articles, this Agreement and the Act, together with the obligations of such Member (or Assignee) to comply with all the terms and provisions of the Agreement and the Act.

“Liquidation Proceeds” means all Property at the time of liquidation of the Company and all proceeds thereof.

“Majority in Interest” means any individual Member or group of Members holding an aggregate of more than 50% of the Percentage Interests held by all Members or in the case of the Managers, Managers holding at least 6 votes.

“Managers” means the Persons designated or elected from time to time pursuant to this Agreement as managers of the Company, acting in their capacity as Managers.

“Members” means those Persons executing this Agreement as members of the Company, including any substitute Members or additional Members, in each such Person’s capacity as a Member of the Company.

“Net Cash Flow” means, with respect to any fiscal period, all operating and investment revenues during such period and any amounts theretofore held in any reserve which the Managers determine need not be held any longer in reserve, all determined in accordance with the Company’s method of accounting, less Operating Expenses.

“Notice” means a writing, containing the information required by this Agreement to be communicated to a Person in accordance with Section 11.3.

“Operating Expenses” means, with respect to any fiscal period, (a) to the extent paid other than with cash withdrawn from reserves therefor, the amount of cash disbursed in such period in order to operate the Company and to pay all expenses (including, without limitation, management fees, wages, taxes, insurance, repairs and/or other costs and expenses) incident to the ownership or operation of the Property or the Company and (b) the amount of any reserves created during such period or the amount of any increase in any existing reserve, as provided in Section 4.3.

“Percentage Interest” of a Member means, at any particular time, a ratio, expressed as a percentage, which is the ratio that the Capital Contribution of such Member bears to the total Capital Contributions of all Members.

“Permitted Assignee” means (i) any Member, a Member’s spouse or any of a Member’s descendants, (ii) the settlor of a trust that is a Member; or (iii) any trust for the primary benefit of a Member, a Member’s spouse or any of a Member’s descendants, so long as, in each case, each trustee entitled to vote thereunder is also either a Member or a settlor of a trust that is a Member.

“Person” means any individual, partnership, domestic or foreign limited partnership, domestic or foreign limited liability company, domestic or foreign corporation, trust, business trust, employee stock ownership trust, real estate investment trust, estate, association and other business or not for profit entity.

“Prime Rate” means the daily prime rate of interest as published from time to time in The Wall Street Journal as being the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.

“Property” means all properties and assets that the Company may own or otherwise have an interest in from time to time.

“Super Majority in Interest” means any individual Member or a group of Members holding an aggregate of more than 81% of the Percentage Interests held by all Members or in the case of Managers, Managers holding at least 9 votes.

“Transfer” means (a) when used as a verb, to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, and (b) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise.

“Units” means an ownership interest in the Company which may be of different classes or different series within a class, as determined by the Board from time to time, including, but not limited to, Class A Units, Class B Units and Class C Units.

“Unreturned Capital Contribution” means with respect to each Member, the amount of such Member’s Capital Contribution less any amounts paid to such Member as a return of its Capital Contribution as required by Sections 4.1 and 9.3.

ARTICLE 3.
CAPITALIZATION OF THE COMPANY

3.1  Initial Capital Contributions.

The names, address and Capital Contributions of the Members shall be reflected in the books and records of the Company. Each Member shall make an initial Capital Contribution to the capital of the Company in an amount set forth opposite such Member’s name and address in the books and records of the Company. The agreed upon fair market value of any contributed property shall also be set forth opposite such Member’s name and address in the books and records of the Company.

3.2  Additional Capital Contributions.

(a)  No Member (or Assignee) shall be required or permitted to make any additional Capital Contribution except as otherwise provided in this Agreement. If agreed to by a Super Majority in Interest of the Members, each Member (and Assignee) shall, upon the written request of the Managers, make additional Capital Contributions to the Company equal to the total amount of additional Capital Contributions required times such Member’s (or Assignee’s) then Percentage Interest. The obligation to make additional Capital Contributions shall be the direct obligation of the Member (or Assignee) and shall be enforceable by the Company and each of its Members. The failure of a Member (or Assignee) to make an additional Capital Contribution shall constitute a material breach of this Agreement. If a Member (or Assignee) fails to make an additional Capital Contribution within ten (10) days of its due date, (i) the Percentage Interests of the Members (and the Assignees) shall be recalculated under Section 3.2(b) (and again recalculated upon payment of such delinquent additional Capital Contribution), and (ii) all amounts distributable by the Company to the Member (or Assignee) in any capacity shall be suspended and used by the Company to pay to the Company any amounts due the Company pursuant to this Section 3.2(a), and the Member’s (or Assignee’s) right to receive distributions from the Company shall not be restored until the Member (or Assignee) shall have paid in full to the Company the delinquent additional Capital Contribution, plus interest at the lesser of (i) the Prime Rate plus five percent (5%) annually or (ii) the maximum rate permitted by law, calculated from the date such additional Capital Contribution should have been paid to the date it is paid by the Member (or Assignee), plus any damages to the Company attributable to the failure to timely pay the additional Capital Contribution.

(b)  If any additional Capital Contributions are made by Members (or Assignees) pursuant to Section 3.2(a) but not in proportion to their respective Percentage Interests, then the Percentage Interest of each Member (or Assignee) shall be amended to equal the percentage resulting from dividing such Member’s (or Assignee’s) aggregate Capital Contributions (including initial and any additional Capital Contributions) by the aggregate Capital Contributions (including initial and any additional Capital Contributions) of all Members (and Assignees).

3.3  Capital Contributions.

No Member shall have the right to reduce such Member’s Capital Contribution or to receive any distributions from the Company except as provided in Sections 4.1 and 9.3. No Member shall be entitled to receive or be credited with any interest on the balance of such Member’s Capital Contribution at any time.

ARTICLE 4.
CASH DISTRIBUTIONS; PROFITS AND LOSSES FOR TAX PURPOSES

4.1  Cash Distributions Prior to Dissolution.

(a)  The Managers shall have the right to determine how much Net Cash Flow, if any, of the Company shall be distributed among the Members each year; provided, however, if such Net Cash Flow is otherwise available, the Managers shall distribute to the Members an amount of Net Cash Flow sufficient for the Members to satisfy their respective income tax liabilities arising by virtue of the allocations in Schedule B hereof, assuming each Member is subject to tax at the highest marginal federal tax bracket for married individuals filing jointly and at the highest such marginal rate applicable to Missouri residents. Any Net Cash Flow of the Company to be distributed shall be distributed among the Members, pro rata in proportion to their respective Percentage Interests.

(b)  Notwithstanding anything to the contrary herein provided, no distribution hereunder shall be permitted to the extent prohibited by the Act. Currently, among other prohibitions, the Act prohibits the Company from making, and a Member from receiving, a distribution to the extent that, after giving effect to the distribution, (i) the Company would not be able to pay its debts as they become due in the usual course of business or (ii) the Company’s total assets would be less than the sum of its total liabilities, with Capital Contributions not being deemed a liability.

(c)  No distribution of Net Cash Flow or other cash made to any Member shall be determined a return or withdrawal of a Capital Contribution unless so designated by the Managers in their sole and exclusive discretion.

4.2  Persons Entitled to Distributions.

All distributions of Net Cash Flow to the Members under Section 4.1 hereof shall be made to the Persons shown on the records of the Company to be entitled thereto as of the last day of the fiscal period prior to the time for which such distribution is to be made, unless the transferor and transferee of any Interest otherwise agree in writing to a different distribution and such distribution is consented to in writing by the Managers.

4.3  Reserves.

The Managers shall have the right to establish, maintain and expend reserves to provide for working capital, future investments, capital expenditures, debt service and such other purposes as they may deem necessary or advisable.

4.4  Allocation of Profits and Losses for Tax Purposes and Special Allocations.

All Profits and Losses for Tax Purposes of the Company and all special allocations of the Company shall be made in accordance with attached Schedule B.

4.5  Withholding Taxes.

If the Company is required to withhold any portion of any amounts distributed, allocated or otherwise attributable to a Member of the Company by applicable U.S. federal, state, local or foreign tax laws, the Company may withhold such amounts and make such payments to taxing authorities as are necessary to ensure compliance with such tax laws. Any funds withheld by reason of this Section 4.5 shall nonetheless be deemed distributed to such Member in question for purposes of Article 4 and Article 9. If the Company does not withhold from actual distributions any amounts it was required to withhold by applicable tax laws, the Company may, at its option, (i) require the Member to which the withholding was credited to reimburse the Company for withholding required by such laws, including any interest, penalties or additions thereto; or (ii) reduce any subsequent distributions to such Member by such withholding, interest, penalties or additions thereto. The obligation of a Member to reimburse the Company for such amounts shall continue after such Member transfers or liquidates its interest in the Company. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist in determining the extent of, and in fulfilling, any withholding obligations it may have.

ARTICLE 5.
MEMBERS

5.1  Meetings of Members; Place of Meetings.

Regular meetings of the Members shall be held on an annual basis or more frequently as determined by the Managers. Special meetings of the Members may be held for any purpose or purposes, unless otherwise prohibited by law or by the Articles, and may be called by the Managers, or by Members owning not less than 40% of the Percentage Interests. All meetings of the Members shall be held at the principal offices of the Company as set forth in Section 1.2 hereof, or at such other place as shall be designated from time to time by the Managers and stated in the Notice of the meeting or in a duly executed waiver of the Notice thereof.

5.2  Quorum; Voting Requirement.

The presence, in person or by proxy, of a Majority in Interest of the Members shall constitute a quorum for the transaction of business by the Members. The affirmative vote of a Majority in Interest of the Members shall constitute a valid decision of the Members, except where a larger vote is required by the Act, the Articles or this Agreement.

5.3  Proxies.

At any meeting of the Members, every Member having the right to vote thereat shall be entitled to vote in person or by proxy appointed by an instrument in writing (by means of electronic transmission or as otherwise permitted by applicable law) signed by such Member and bearing a date not more than one year prior to such meeting.

5.4  Action Without Meeting.

Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, without prior Notice and without a vote if a consent in writing setting forth the action so taken is signed by Members having not less than the minimum Percentage Interests that would be necessary to authorize or take such action at a meeting of the Members. Prompt Notice of the taking of any action taken pursuant to this Section 5.4 by less than the unanimous written consent of the Members shall be given to those Members who have not consented in writing. Such consent may be executed by facsimile and may be executed in counterparts.

5.5  Notice.

Notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose for which the meeting is called shall be delivered not less than five (5) days nor more than sixty (60) days before the date of the meeting by or at the direction of the Managers or other Persons calling the meeting, to each Member entitled to vote at such meeting. When any Notice is required to be given to any Member hereunder, a waiver thereof in writing signed by the Member, whether before, at, or after the time stated therein, shall be equivalent to the giving of such Notice. A Member may also waive Notice by attending a meeting without objection to a lack of Notice.

5.6  Powers of the Members.

No Member, acting solely in his, her or its capacity as a Member, shall act as an agent of the Company or have any authority to act for or to bind the Company.

5.7  Other Business Ventures.

Any Member or Manager may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether or not similar to or in competition with the business of the Company, and neither the Company nor the Members shall have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom. Unless otherwise agreed to, no Manager shall be required to devote all such Manager’s time or business efforts to the affairs of the Company but shall devote so much of such Manager’s time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company.

ARTICLE 6.
MANAGERS AND OFFICERS

6.1  Powers of the Managers.

Except as otherwise provided hereunder, the business and affairs of the Company shall be managed by the Managers. Any decision or act of the Managers within the scope of the Managers’ power and authority granted hereunder shall control and shall bind the Company.

6.2  Limitation on Powers of Managers.

(a)  Without the approval of a Majority in Interest of the Members, the Managers shall not have the authority to:

(i)  cause the Company to make any loan to any Member, other than for a purpose which the Managers determine directly benefits the Company, and then only on an arms-length basis at the then-prevailing market rates;

(ii)  enter into or amend any transaction between the Company and a Member or an Affiliate of a Member or an employee of either except in connection with transactions made on an arms-length basis at the then-prevailing market rates;

(iii)  grant any guarantee of third party indebtedness for borrowed money, grant any guarantee of third party obligations outside of the ordinary course of business;

(iv)  undertake or commit to undertake any capital expenditure in excess of $25,000,000 during any two consecutive fiscal years.

(b)  In addition to any other restrictions on the authority of the Managers described in this Agreement, without the approval of Super Majority in Interest of the Members, the Managers shall not have the authority to:

(i)  amend the Articles;

(ii)  sell, exchange, lease, or otherwise dispose of all or substantially all of the Property in a single transaction or series of related transactions;

(iii)  terminate, dissolve or wind-up the Company;

(iv)  (1) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of the Company or of all or a substantial part of the assets of the Company, (2) admit in writing the Company’s inability to pay its debts as they become due, (3) make a general assignment for the benefit of creditors, (4) have an order for relief entered against the Company under applicable federal bankruptcy law, or (5) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or taking advantage of any insolvency law or any answer admitting the material allegations of a petition filed against the Company in any bankruptcy, reorganization or insolvency proceeding;

(v)  commingle the Company’s funds with those of any other Person;

(vi)  permit voluntary additional Capital Contributions by existing Members.

(vii)  approve a merger or consolidation of the Company with or into another Person or the acquisition by the Company of another business (either by asset, stock or interest purchase) or any equity of another entity;

(viii)  change the status of the Company from one in which management is vested in the Managers to one in which management is vested in the Members;

(ix)  authorize any transaction, agreement or action on behalf of the Company that is unrelated to its purpose as set forth in the Articles, that otherwise contravenes this Agreement or that is not within the usual course of the business of the Company;

(x)  recapitalize the Company; or

(xi)  subject to Section 8.5 as to additional Members, determine, modify, compromise or release the amount and character of the contributions which a Member shall make, or shall promise to make, as the consideration for the issuance of an Interest.

6.3  Duties of Managers.

In addition to the rights and duties of the Managers set forth elsewhere in this Agreement and subject to the other provisions of this Agreement, the Managers shall be responsible for and are hereby authorized to:

(a)  control the day to day operations of the Company;

(b)  hire or appoint employees, agents, independent contractors or officers of the Company;

(c)  carry out and effect all directions of the Members;

(d)  select and engage the Company’s accountants, attorneys, engineers and other professional advisors;

(e)  apply for and obtain appropriate insurance coverage for the Company;

(f)  temporarily invest funds of the Company in short term investments where there is appropriate safety of principal;

(g)  acquire in the name of the Company by purchase, lease or otherwise, any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(h)  engage in any kind of activity and perform and carry out contracts of any kind necessary to, in connection with, or incidental to the accomplishment of the purposes of the Company, so long as said activities and contracts may be lawfully carried on or performed by a limited liability company under the Act and are in the ordinary course of the Company’s business;

(i)  negotiate, execute and perform all agreements, contracts, leases, loan documents and other instruments and exercise all rights and remedies of the Company in connection with the foregoing;

(j)   nominate candidates for consideration by the Class A Units for election to the Board of Managers;

(k)  adjust the compensation, in the Board’s discretion, payable under Section 6.5(b); and

(l)  establish and issue one or more classes of units or series within classes, to set forth the designation of class or series within classes of such units, and to fix the relative rights, preferences, privileges and limitations of each class or series within classes of units.

6.4  Number, Appointment, Tenure and Election of Managers.

(a)  There shall be no more than eleven (11) members of the Board (each, a “Manager” and collectively, the “Managers”) ten of whom shall be elected by the Members. The eleventh Manager shall be elected by the Managers and shall not be a Member or an employee of a Member. Each Manager shall hold office until his or her death, resignation, retirement, disability, removal from office or until his or her successor is elected/appointed and assumes office. A Manager need not be a Member of the Company.

(b)  The Majority in Interest of the Class A Unit holders shall have the right to elect seven (7) Managers. Ben Beetsma, David Durham, Roger Ehrich, George Famuliner III, Rob Korff, John Letzig and Robert Quinn shall be the initial Managers elected by the Class A Unit holders; each such Manager shall be entitled to hold his or her Board seat until his or her death, resignation, retirement, removal or until his or her successor is elected and assumes office.

(c)  The Majority in Interest of the Class B Unit holders shall have the right to designate two (2) Managers. Mike Nordwald and Jim Edwards shall be the initial Managers elected by the Class B Unit holders; each such Manager shall be entitled to hold his or her Board seat until his or her death, resignation, retirement, removal or until his or her successor is appointed and assumes office.

(d)  The Majority in Interest of the Class C Unit holders shall have the right to designate one (1) Manager. Tom Kolb shall be the initial Manager elected by the Class C Unit holders; each such Manager shall be entitled to hold his or her Board seat until his or her death, resignation, retirement, removal or until his or her successor is appointed and assumes office.

(e)  Upon the death, resignation, retirement, or removal of a Manager, the membership class which originally elected such Manager shall be entitled to elect a replacement Manager.

(f)  Each Manager shall be subject to removal from office upon the vote of a Majority in Interest of the Units entitled to elect such Manager.

(g)  The initial Managers representing the Class A Unit holders shall determine by lot the initial term of each such Manager. Two such Managers shall serve an initial term of five years, two such Managers shall serve an initial term of four years and one such Manager shall serve an initial term of three years. Upon the expiration of the initial terms of the Managers representing Class A Unit holders, Managers representing Class A Unit holders shall thereafter serve a term of three years and shall stand for election by the Class A Unit holders every three years as their terms expire.

(h)  Any change in the Percentage Interests held in the Company by a Class shall result in a recalculation of the number of Managers elected/appointed by the Classes. The Percentage Interests held by a Class shall be rounded to the nearest 10% for purposes of determining Manager representation of a Class. A determination of any change in Board representation shall require an election be held prior to the Board taking any further action other than to call for the election of Managers in accordance with the new distribution of Manager representation.

6.5  Compensation.

(a)  Except as provided in Sections 6.5(b) and 6.5(c) or elsewhere in this Agreement, no Manager or Member shall be entitled to compensation for any services such Manager or such Member may render to or for the Company or be entitled to reimbursement of any general overhead expenses incurred by such Manager or Member in his, her or its capacity as a Manager or Member. Each Manager and, where applicable, Member, shall be entitled to reimbursement from the Company for all reasonable direct out-of-pocket expenses incurred on behalf of the Company upon presentation to the Company of receipts or other appropriate documentation evidencing such expenses.

(b)  For their services to the Company in their capacity as Managers, the Managers shall receive $100 per diem for meetings and the Chairman and Vice Chairman shall each receive $150 per diem for meetings.

(c)  Subject to the provisions of Section 6.2(a)(ii) hereof, any Manager or Member or Affiliate thereof who performs professional, legal, accounting, management or engineering services for the Company or serves as the sales agent for the Company shall be entitled to receive compensation for such services.

6.6  Meetings of and Voting by Managers.

(a)  Meetings of the Managers shall be held at such time and at such places as they shall determine. In addition, any one Manager may, upon giving seven (7) days’ Notice to the others, call a meeting of the Managers. No meeting of the Managers shall be held without a quorum being present, which shall consist of a majority of the Managers. Managers may participate in a meeting of the Managers by means of conference telephone or other similar communication equipment whereby all Managers participating in the meeting can hear each other. Participation in a meeting in this manner shall constitute presence in person at the meeting. Action of the Managers shall require the favorable vote of a majority of all Managers.

(b)  Unless a greater number is required herein or by statute, an action approved by the Majority in Interest of the Managers shall be the act of the Managers. Except as specifically permitted in this Agreement, each Manager shall have only one vote. Whenever a Manager appointed by a Class of Units held by only one Member is absent from a meeting of the Managers, any Manager attending such meeting and appointed by the same Member shall vote for himself and the absent Manager, as if such absent Manager were there, on any matter coming to vote before the Board.

(c)  The Managers shall make every reasonable effort to keep the Members advised of all pending matters, prospective decisions and actions taken and shall consult with the Members on such matters as they deem appropriate.

(d)  Though the Managers have no obligation to do so, they may, in their sole discretion, refer any matter, which they are entitled to decide, to a meeting of the Members for a decision.

(e)  Any action required or permitted by this Agreement to be taken at any meeting of the Managers may be taken without a meeting, without prior Notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by minimum requisite number of the Managers to take such action under this Agreement. Prompt Notice of the taking of any action taken pursuant to this Section 6.7(e) by less than the unanimous written consent of the Managers shall be given to those Managers who have not consented in writing. Such consent may be executed by facsimile and may be executed in counterparts.

(f)  When any Notice is required to be given to any Manager hereunder, a waiver thereof in writing, signed by the Manager, whether before, at or after the time stated therein, shall be equivalent to the giving of such Notice. Further, a Manager may waive Notice of a meeting by attending such meeting without objection to a lack of Notice.

6.7  Officers.

(a)  The Managers may appoint a Chairman, Vice Chairman, President, Secretary, Treasurer and such other officers as the business of the Company may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in this Agreement, or as the Managers may determine.

(b)  The Chairman, and in his absence the Vice Chairman, shall preside at all meetings of the Members and Managers and shall perform such other duties and undertake such other responsibilities as the Managers shall designate.

(c)  The President shall have general and active management power and authority with respect to the day to day affairs of the Company and shall perform such duties and undertake such responsibilities as the Managers shall designate. The President shall see that all orders and resolutions of the Managers and Members are carried into effect.

(d)  The Secretary shall keep or cause to be kept a record of the affairs of the Company, including all orders and resolutions of the Managers and record minutes of all such items in a book to be kept for that purpose. The Secretary shall also perform such other duties as may be prescribed by the Managers and/or the President.

(e)  The Treasurer shall have responsibility for the safekeeping of the funds and securities of the Company, shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Company and shall keep or cause to be kept all other books of account and accounting records of the Company. The Treasurer shall have the general duties, powers and responsibility of a treasurer of a corporation and shall, unless otherwise provided by the Managers, be the chief financial and accounting officer of the Company. The Treasurer shall also perform such other duties and shall have such other responsibility and authority as may be prescribed by the Managers and/or the President.

(f)  Each officer of the Company shall hold such office at the pleasure of the Managers or for such other period as the Managers may specify at the time of election or appointment, or until such officer’s death, resignation or removal by the Managers. Officers may, but need not, be Managers and/or Members.

6.8  Authority to Execute Documents to be Filed Under the Act.

Any Manager or the President shall have the power and authority to execute, on behalf of the Company, the Managers or the Members, any document filed with the Secretary of State of Missouri pursuant to the terms of the Act.

ARTICLE 7.
LIABILITY AND INDEMNIFICATION

7.1  Liability of Members and Managers.

(a)  A Member shall only be liable to make the payment of the Member’s initial Capital Contribution pursuant to Section 3.1 and the additional Capital Contributions, if any, required by Section 3.2 hereof. No Member or Manager shall be liable for any obligations of the Company or any other Member or Manager, unless personally guaranteed by the Member or Manager pursuant to a separate document.

(b)  No Member, except as otherwise specifically provided in the Act, shall be obligated to pay any distribution to or for the account of the Company or any creditor of the Company.

7.2  Indemnification.

(a)  The Members, the Managers, any officers of the Company appointed by the Managers, and their Affiliates, and their respective stockholders, members, managers, directors, officers, partners, agents and employees (individually and collectively, an “Indemnitee”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (each a “Claim”), in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of such Indemnitee’s status as any of the foregoing, which relates to or arises out of the Company, its assets, business or affairs, if in each of the foregoing cases (i) the Indemnitee acted in good faith and in a manner such Indemnitee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee’s conduct was unlawful and (ii) the Indemnitee’s conduct did not constitute gross negligence or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (i), (ii), (iii) or (iv) above. Any indemnification pursuant to this Article 7 shall be made only out of the assets of the Company, and no Manager or Member shall have any personal liability on account thereof.

(b)  In the event that an amendment to this Agreement reduces or eliminates any Indemnitee’s right to indemnification pursuant to this Article 7, such amendment shall not be effective with respect to any Indemnitee’s right to indemnification that accrued prior to the date of such amendment. For purposes of this subsection (b), a right to indemnification shall accrue as of the date of the event underlying the Claim that gives rise to such right to indemnification.

(c)  All calculations of Claims and the amount of indemnification to which any Indemnitee is entitled under this Article 7 shall be made (i) giving effect to the tax consequences of any such Claim and (ii) after deduction of all proceeds of insurance net of retroactive premiums and self-insurance retention recoverable by the Indemnitee with respect to such Claims.

7.3  Expenses.

Expenses (including reasonable legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described in Section 7.2 may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, in the discretion of the Managers, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Article 7.

7.4  Non-Exclusivity.

The indemnification and advancement of expenses set forth in this Article 7 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, the Act, the Articles, this Agreement, any other agreement, a vote of Members, a policy of insurance or otherwise, and shall not limit in any way any right which the Company may have to make additional indemnifications with respect to the same or different Persons or classes of Persons, as determined by the Managers. The indemnification and advancement of expenses set forth in this Article 7 shall continue as to an Indemnitee who has ceased to be a named Indemnitee and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such a Person.

7.5  Insurance.

The Company may purchase and maintain insurance on behalf of the Indemnitees against any liability asserted against them and incurred by them in such capacity, or arising out of their status as Indemnitees, whether or not the Company would have the power to indemnify them against such liability under this Article 7.

7.6  Duties.

(a)  An authorized officer, Member or Manager shall discharge his, her or its duties hereunder in good faith, with the care a corporate officer of like position would exercise under similar circumstances, in the manner he, she or it reasonably believes to be in the best interest of the Company, and shall not be liable for any such action so taken or any failure to take such action, if he, she or it performs such duties in compliance with this subsection (a).

(b)  Every Member or Manager, if any, shall account to the Company and hold as trustee for it any profit or benefit derived by such Person without the informed consent of more than one-half by number of disinterested Managers or Members from any transaction connected with the conduct of the business and affairs or the winding up of the Company, or from any personal use by such Person of the Property, including confidential or proprietary information of the Company or other matters entrusted to him, her or it as a result of his, her or its status as Manager or Member.

(c)  Except as provided in this Section 7.6, any Person who is a Member and who is not a Manager shall have no duties to the Company or to the other Members solely by reason of acting in his, her or its capacity as a Member.

ARTICLE 8.

TRANSFERS OF INTERESTS AND ASSIGNMENTS; WITHDRAWAL; EXPULSION;
PURCHASE OF A MEMBER’S INTEREST; BUY-SELL AGREEMENT; RIGHT OF FIRST REFUSAL

8.1  General Restrictions.

(a)  No Member may Transfer all or any part of such Member’s Interest, except as provided in this Article 8. Any purported Transfer of an Interest or a portion thereof in violation of the terms of this Agreement shall be null and void and of no effect. If the Managers determine in their sole discretion that any Transfer will result in a termination of the Company under Code § 708(b)(1)(B), then the Managers may deem such Transfer shall to be null and void. A permitted Transfer shall be effective as of the date specified in the instruments relating thereto. Any transferee desiring to make a further Transfer shall become subject to all the provisions of this Article 8 to the same extent and in the same manner as any Member desiring to make any Transfer.

(b)  No Member shall have the right to withdraw voluntarily from the Company as a Member, except upon ninety (90) days’ Notice to the Board and with the consent of the Board. Payment, if any, to any Member who voluntarily withdraws in accordance with this Section 8.1(b) shall be made in accordance with Section 8.6. In the event a Member voluntarily withdraws from the Company in violation of this Agreement, such Member (the “Member in Violation”) shall not be entitled to receive back his, her or its Capital Contribution and shall not be entitled to receive any other type or form of payment from the Company; instead, such Member in Violation shall have the status of an Assignee (and shall remain liable for any unpaid Capital Contributions or any required additional Capital Contributions) of an Interest.

(c)  All voting rights shall be forfeited with respect to all or any part of an Interest which is Transferred other than to a transferee who becomes a substitute Member (in accordance with Section 8.3), whether such Transfer is voluntary or involuntary, by order of a court or by operation of law.

(d)  A Person shall cease to be a Member upon assignment of all such Member’s Interest.

(e)  In the event that an Assignee exists, the voting percentages of all the Members (other than the Member who has withdrawn from the Company as a Member or has Transferred his, her or its Interest) shall be adjusted on a pro rata basis to equal in the aggregate 100%, until such time as the Assignee of the Interest is admitted as a substitute Member pursuant to Section 8.3, at which time, the voting percentages shall then be adjusted again on a pro rata basis to equal in the aggregate 100%, taking into account such substitute Member’s Interest. An Assignee has only those rights described in the definition of “Assignee” in Section 2.1.

(f)  If a Member who is an individual dies or a court of competent jurisdiction judges the Member to be incompetent to manage his or her person or property, then the Member’s executor, administrator, guardian, conservator or other legal representative shall automatically become an Assignee of such Member’s Interest.

(g)  The Company, each Member and any other Person having business with the Company need deal only with the Members who are admitted as Members or as substitute Members, and they shall not be required to deal with any other Person by reason of Transfer of an Interest by a Member or by reason of the death of a Member, except as otherwise provided in this Agreement. In the absence of the substitution (as provided in Section 8.3) of a Member for a Transferring or a deceased Member, any payment to a Member or to a Member’s executors or administrators shall acquit the Company of all liability to any other Person who may be interested in such payment by reason of a Transfer by, or the death of, such Member.

8.2  Permitted Transfers.

(a)  Except as otherwise provided in this Section 8.2, each Member shall have the right to Transfer (but not to substitute the transferee as a substitute Member in such Member’s place, except in accordance with Section 8.3), by a written instrument, all or any part of such Member’s Interest, if, and only if (i) the Managers have consented in writing to such Transfer, or (ii) the Transfer is to a Permitted Assignee, or (iii) the Member complies with the rights and options set forth in Sections 8.7 through 8.9.

(b)  Unless and until admitted as a substitute Member pursuant to Section 8.3, a transferee of a Member’s Interest in whole or in part shall be an Assignee with respect to such Transferred Interest.

(c)  Upon the death of a Member (or upon the death of the grantor of a trust which is a Member) all or any portion of such Member’s Interest may be Transferred by the terms of the trust that is the Member, or by will, or by the terms of a trust created during the life of a Member (or during the life of the grantor of a Member), or by any other non-probate Transfer document executed by the Member during such Member’s life, to one or more Permitted Assignees.

(d)  If any Interest is Transferred by operation of law, other than by reason of a Transfer permitted by Section 8.2(c) above, to any Person other than to the Company or a Permitted Assignee (including, but not limited to, a property division in conjunction with a divorce proceeding, dissolution of marriage or legal separation, a Transfer to a Member’s trustee in bankruptcy, or a Transfer to a purchaser at any creditor’s or court sale), the Company, within ninety (90) days of the Company’s receipt of actual Notice of the Transfer may exercise an option to purchase the Assignee’s Interest at a purchase price equal to the Capital Contribution made with respect to such Interest, by giving Notice to the Assignee of its intention to purchase such Interest.

8.3  Substitute Members.

No transferee of all or part of a Member’s Interest shall become a substitute Member in place of the transferor unless and until:

(a)  the transferee has executed an instrument accepting and adopting the terms and provisions of the Articles and this Agreement;

(b)  the transferee has caused to be paid all reasonable expenses of the Company in connection with the admission of the transferee as a substitute Member; and

(c)  the Board shall have consented (which consent may be unreasonably or arbitrarily withheld) in writing to such transferee becoming a substitute Member.

The provisions of this Section 8.3 also apply to a transferee who is already a Member at the time of the Transfer. Upon satisfaction of all the foregoing conditions with respect to a particular transferee, the Managers shall cause the books and records of the Company to reflect the admission of the transferee as a substitute Member to the extent of the Transferred Interest held by the transferee.

8.4  Effect of Admission as a Substitute Member.

A transferee who has become a substitute Member has, to the extent of the Transferred Interest, all the rights, powers and benefits of and is subject to the restrictions and liabilities of a Member under the Articles, this Agreement and the Act. Upon admission of a transferee as a substitute Member, the transferor of the Interest so acquired by the substitute Member shall cease to be a Member of the Company to the extent of such Transferred Interest. The Board shall have the right, in its absolute discretion, to change the Class of any Transferred Interest at the time of admission of a substitute Member.

8.5  Additional Members.

After the formation of the Company, any Person acceptable to a Majority in Interest of the Managers may become an additional Member of the Company for such consideration as the Managers shall determine, provided that such additional Member complies with all the requirements of a transferee under Sections 8.3(a) and (b). Prior to the admission of an additional Member, the Managers may revalue the then existing Capital Contributions in order to make the value of such existing Capital Contributions relative to the value of the consideration paid by the additional Member. No additional Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Board shall have the right, in its absolute discretion, to admit an additional Member to any Class of Interest.

8.6  Purchase of a Member’s Interest.

(a)  Upon an Event of Withdrawal, the Board (determined by excluding any Manager who is a withdrawing Member or was appointed by a single Member who is a withdrawing Member) may, but is not required to, elect to cause the Company to purchase such Member’s Interest as provided in this Section 8.6 by providing Notice to the withdrawing Member or such withdrawing Member’s successors or personal representative (the “Selling Member”). Such Notice shall be given to the Selling Member within ninety (90) days following the date of the Event of Withdrawal (the “Valuation Date”). The purchase price for any Interest to be purchased by the Company pursuant to this Section 8.6 shall be the fair market value of such Interest as agreed to among the Members, including the Selling Member.

(b)  If the Selling Member voluntarily withdrew from the Company and if the Members cannot agree upon a fair market value, then the Selling Member shall receive no payment and shall have the status of an Assignee with an Interest equal to the Percentage Interest that such Member had as a Member.

(c)  If the Selling Member involuntarily withdrew from the Company and if the Selling Member and Managers cannot agree upon a fair market value, the value shall be determined by an appraiser (the “Appraiser”) agreed to by the Selling Member and Managers. If the Selling Member and Managers cannot agree as to an Appraiser, then the Managers shall select one appraiser, the Selling Member shall select one appraiser, and a third shall be selected by the first two appraisers chosen. The decision of a majority of the appraisers shall be binding on all the parties and such majority of the appraisers shall be deemed to be the “Appraiser” for purposes of this Section 8.6. The fair market value of the Interest to be purchased shall be equal to the amount, if any, that the Selling Member would receive if the Property (including the non-liquid assets, valued at their fair market value) were sold as of the Valuation Date, the Company was dissolved and the proceeds from the hypothetical sale of the Property as of the Valuation Date were distributed to the Members in accordance with Section 9.3; provided, however, that the Managers shall estimate for purposes of such calculation the reasonable selling and liquidation expenses and, all Company debts, liabilities and obligations as of such date.

(d)  Within fifteen (15) days after the fair market value of the assets is determined, the Managers shall give Notice to the Selling Member and the Board as to the purchase price of the Selling Member’s Interest. The Board shall then have the option (i) to not purchase the Selling Member’s Interest, in which event the Selling Member shall have the status of an Assignee of an Interest, or (ii) to have the Company purchase the Interest, and if so, shall promptly set the date on which the closing of the purchase shall occur (the “Closing Date”), which date shall not be less than ten (10) days or more than thirty (30) days from the date the Notice by the Managers is given. At the closing, the Selling Member shall execute and deliver to the Company such deeds, bills of sale, assignments and other instruments as shall reasonably be requested by the Company to effect the Transfer, as of the Valuation Date, of all the Selling Member’s right, title and interest in the Company and its Property. Unless otherwise agreed upon by the Company and the Selling Member, the Company shall pay the purchase price to the Selling Member as follows:

(i)  An amount equal to twenty percent (20%) of the purchase price shall be paid to the Selling Member on the Closing Date by bank cashier’s or certified check.

(ii)  The balance of the purchase price shall be: a) in the case of a Selling Member’s Interest that is 10% or less of the total Interests in the Company, paid within 90 days of the Closing Date without interest thereon and b) where such Selling Member’s Interest is greater than 10% of the total Interests in the Company evidenced by a promissory note, dated as of the Closing Date, from the Company to the Selling Member providing for principal to be payable in 20 consecutive equal quarterly installments, commencing three months from the Closing Date, and for accrued interest to be payable on each principal installment date. The interest rate payable on the unpaid balance of the promissory note shall be adjusted annually and for any given period shall be an annual rate equal to the Prime Rate in effect on the first banking day of such year plus two percent (2%). Such promissory note shall be secured by the Interest acquired and shall also be due and payable in full upon the commencement of distributions upon the liquidation of the Company or the sale or other disposition of all or substantially all the Company’s assets. The Company shall have the right to prepay the note, in whole or in part, from time to time, without penalty.

The purchase price shall be deemed a payment with respect to the Property under Section 736(b) of the Code (as defined in Schedule B hereto) to the extent of the Selling Member’s Capital Account balance, and the remainder shall be deemed a distributive share under Section 736(a) of the Code.

(e)  The Company shall pay 33% and the Selling Member shall pay 67% of the fees and expenses of all appraisers engaged pursuant to this Section 8.6, but the cost thereof shall not be taken into account by the Appraiser in determining the purchase price of the Selling Member’s Interest.

(f)  The Company, by action of the Managers, may assign its purchase rights hereunder to any Member or other Person.

8.7  Drag Along Rights

(a)  In the event of an Approved Sale, each Member will (i) consent to and raise no objections against the Approved Sale or the process pursuant to which the Approved Sale was arranged and (ii) if the Approved Sale is structured as a sale of Interests, each Member will agree to sell his, her or its Interest on the terms and conditions of the Approved Sale. Each Member will take all necessary and desirable actions as directed by the Managers in connection with the consummation of any Approved Sale, including without limitation executing the applicable purchase agreement and granting indemnification rights; provided that any Member required to make indemnification payments in connection with any Approved Sale shall have a right to recover from the other Members to the extent that the amount required to be paid by such Member is disproportionate to the proportion of the total consideration received by all Members, compared to the consideration actually received by such Member.

(b)  Each Member will bear his, her or its pro rata share (based upon the number of Interests sold) of the reasonable costs of any sale of Interests pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all selling Members and are not otherwise paid by the Company or the acquiring Person. Costs incurred by any Member on his, her or its own behalf will not be considered costs of the Approved Sale.

8.8  Purchase Terms Varied By Agreement.

Provided that the restrictions set forth in this Agreement have been satisfied, nothing contained herein is intended to prohibit the Members from agreeing upon other terms and conditions for the purchase by the Company or any other Member of the Interest (or any portion thereof) of any Member desiring to retire, withdraw or resign.

8.9  Expulsion.

A Super Majority in Interest of the Managers may expel any Member of the Company, provided that the Company exercises its right to purchase.

ARTICLE 9.
DISSOLUTION AND TERMINATION

9.1  Events Causing Dissolution.

(a)  The Company shall be dissolved upon the first to occur of the following events:

(i)  The vote of a Super Majority in Interest of the Members to dissolve;

(ii)  The sale or other disposition of substantially all of the assets of the Company and the receipt and distribution of all the proceeds therefrom; or

(iii)  Except as otherwise agreed upon in this Agreement, any other event causing a dissolution of the Company under the provisions of the Act.

(b)  Upon an Event of Withdrawal of a Member or upon the occurrence of any other event which terminates the continued membership of a Member in the Company, the Company shall not be dissolved and the business of the Company shall continue. Each Member hereby specifically consents to such continuation of the business of the Company upon the Event of Withdrawal of any Member. Upon an Event of Withdrawal of a Member or upon the occurrence of any other event which terminates the continued membership of a Member in the Company, if within ninety (90) days after such event a Majority in Interest of the remaining Members and a vote of the Managers agree to dissolve the Company, the Company shall be dissolved.

9.2  Notices to Secretary of State.

(a)  As soon as possible following the occurrence of the events specified in Section 9.1 above, the Company shall file a notice of winding-up with the Secretary of State of Missouri which discloses the dissolution of the Company and the commencement of the winding-up of its business and affairs.

(b)  When all of the Property has been distributed, the Articles shall be canceled by filing articles of termination with the Secretary of State of Missouri.

9.3  Cash Distributions Upon Dissolution.

Upon the dissolution of the Company as a result of the occurrence of any of the events set forth in Section 9.1, the Managers shall proceed to wind up the affairs of and liquidate the Company, and the Liquidation Proceeds shall be applied and distributed in the following order of priority:

(a)
First, to the payment of debts and liabilities of the Company in the order of priority as provided by law (including any loans or advances that may have been made by any of the Members to the Company) and the expenses of liquidation.

(b)
Second, to the establishment of any reserve which the Managers may deem reasonably necessary for any contingent, conditional or unasserted claims or obligations of the Company. Such reserve may be paid over by the Managers to an escrow agent to be held for disbursement in payment of any of the aforementioned liabilities and, at the expiration of such period as shall be deemed advisable by the Managers, for distribution of the balance in the manner provided in this Article 9.

(c)	Third, to the Members pro rata and in proportion to their respective Unreturned Capital Contributions and in an amount equal to their Unreturned Capital Contributions.

(d)	Fourth, to the Members pro rata and in proportion to their Equity Account balances in an amount equal to their Equity Account balances.

(e)	Finally, the remaining balance of the Liquidation Proceeds, if any, to the Members, pro rata in proportion to their respective Percentage Interests.

9.4  In-Kind.

Notwithstanding the foregoing, in the event the Managers shall determine that an immediate sale of part or all of the Property would cause undue loss to the Members, or the Managers determine that it would be in the best interest of the Members to distribute the Property to the Members in-kind (which distributions do not, as to the in-kind portions, have to be in the same proportions as they would be if cash were distributed, but all such in-kind distributions shall be equalized, to the extent necessary, with cash), then the Managers may either defer liquidation of, and withhold from distribution for a reasonable time, any of the Property except that necessary to satisfy the Company’s debts and obligations, or distribute the Property to the Members in-kind.

ARTICLE 10.
ACCOUNTING AND BANK ACCOUNTS

10.1  Fiscal Year and Accounting Method.

The fiscal year and taxable year of the Company shall be as designated by the Managers in accordance with the Code. The Managers shall also determine the accounting method to be used by the Company.

10.2  Books and Records.

(a)  The books and records of the Company shall be maintained at its principal place of business.

(b)  The Company shall keep the following books and records:

(i)  A current and past list, setting forth in alphabetical order the full name and last known mailing address of each Member and Manager to the extent provided by the Act, which shall be provided to the Secretary of State of Missouri, without cost, upon his, her or its written request;

(ii)  A copy of the Articles and amendments thereto together with executed copies of any powers of attorney pursuant to which any Articles or amendments have been executed;

(iii)  Copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years or, if such returns and reports were not prepared for any reason, copies of the information and records provided to, or which should have been provided to, the Members to enable them to prepare their federal, state and local tax returns for such period;

(iv)  Copies of this Agreement, and all amendments thereto, and copies of any written operating agreements no longer in effect, together with executed copies of any powers of attorney pursuant to which such documents have been executed;

(v)  Copies of any financial statements of the Company for the three (3) most recent years;

(vi)  Copies of writings setting out the amount of cash and a statement of the agreed value of other property or services contributed by each Member;

(vii)  Copies of any written promise by a Member to make a contribution to the Company;

(viii)  Copies of any written consents by the Board to the admission of any Person as a Member of the Company;

(ix)  Copies of any other instruments or documents reflecting matters required to be in writing pursuant to this Agreement.

(c)  Each Member (or such Member’s designated representative) shall have the right during ordinary business hours and upon reasonable Notice to inspect and copy (at such Member’s own expense) the books and records of the Company required to be kept by Section 10.2(b) hereof.

(d)  The Managers shall have the right to keep confidential from the Members for such periods of time as the Managers deem reasonable, any information which the Managers reasonably believe to be in the nature of a trade secret or other information the disclosure of which the Managers in good faith believe is not in the best interest of the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential.

10.3  Books and Financial Reports.

(a)  Proper and complete records and books of account shall be kept by the Managers in which shall be entered all transactions and other matters relative to the Company business. The Company’s books and records shall be prepared in accordance with generally accepted accounting principles, consistently applied.

(b)  The Company shall have prepared at least annually, at the Company’s expense, audited financial statements (balance sheet, statement of income or loss, Members’ equity, and changes in financial position) prepared in accordance with generally accepted accounting principles. Copies of such statements and any accompanying report shall be distributed to the Members within 120 days after the close of each taxable year of the Company or as soon thereafter as possible. The auditors shall be chosen annually by the Managers.

10.4  Tax Returns and Elections.

(a)  The Company shall cause to be prepared and timely filed all federal, state and local income tax returns or other returns or statements required by applicable law.

(b)  As soon as reasonably practicable after the end of each fiscal year of the Company, the Company shall cause to be prepared and delivered to each Member all information with respect to the Company necessary for the Member’s federal and state income tax returns.

10.5  Bank Accounts.

All funds of the Company shall be deposited in a separate bank, money market or similar account(s) approved by the Managers and in the Company’s name. Withdrawals therefrom shall be made only by Persons authorized to do so by the Managers.

ARTICLE 11.
MISCELLANEOUS

11.1  Title to Property; No Partition.

Title to the Property shall be held in the name of the Company. No Member shall individually have any ownership interest or rights in the Property, except indirectly by virtue of such Member’s ownership of an Interest. No Member shall have any right to any specific assets of the Company upon the liquidation of, or any distribution from, the Company. The Members agree that the Property is not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all right such Member may have to maintain any action for partition of any of the Property.

11.2  Waiver of Default.

No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by the Company or a Member hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of the Company or a Member or to declare such party in default shall not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

11.3  Notice.

(a)  Any Notice required or permitted to be given hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by postage pre-paid first class certified United States mail, (iii) transmitted by pre-paid, overnight delivery, or (iv) transmitted by facsimile transmission.

(b)  All Notices and other communications shall be deemed to have been duly given, received and effective on (i) the date of receipt if delivered personally, (ii) three (3) business days after the date of posting if transmitted by mail, (iii) the business day after the date of transmission if by overnight delivery, or (iv) if transmitted by facsimile transmission, the date of transmission with confirmation by the originating facsimile transmission machine of receipt by the receiving facsimile machine of such transmission.

(c)  Any Member may change his, her or its address for purposes hereof by Notice given to the Company.

(d)  Notices hereunder shall be directed to the last known address of a Member as shown in the records of the Company.

(e)  If no Notice is given to the Company by a Member of such Member’s change of address, and the Company is unable to locate the Member for a period of three years using reasonable inquiry to obtain the address of such Member, the Member’s interest in the Company shall be cancelled by the Company.

11.4  Amendment.

(a)  Except as otherwise expressly provided elsewhere in this Agreement, this Agreement shall not be altered, modified or changed except by an amendment approved by a Super Majority in Interest.

(b)  In addition to any amendments otherwise authorized herein, amendments may be made to this Agreement from time to time by the Managers without the consent of the Members (i) to cure any ambiguity or to correct or supplement any provision herein which may be inconsistent with any other provision herein or (ii) to delete or add any provisions of this Agreement required to be so deleted or added by federal, state or local law or by the Securities and Exchange Commission, the Internal Revenue Service, or any other Federal agency or by a state securities or “blue sky” commission, a state revenue or taxing authority or any other similar entity or official.

11.5  No Third Party Rights.

None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company. The parties to this Agreement expressly retain any and all rights to amend this Agreement as herein provided, notwithstanding any interest in this Agreement or in any party to this Agreement held by any other Person.

11.6  Severability.

In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

11.7  Nature of Interest in the Company.

A Member’s Interest shall be personal property for all purposes.

11.8  Binding Agreement.

Subject to the restrictions on the disposition of Interests herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

11.9  Headings.

The headings of the Articles and sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

11.10  Word Meanings.

The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires.

11.11  Counterparts.

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

11.12  Entire Agreement.

This Agreement contains the entire agreement between the parties and supersedes all prior writings or agreements with respect to the subject matter hereof.

11.13  Representations and Acknowledgments.

(a)  Each Member does hereby represent and warrant by the signing of a counterpart of this Agreement that the Interest acquired by him, her or it was acquired for his, her or its own account, for investment only, and not for the benefit of any other Person, and not for resale to any other Person or future distribution, and that he, she or it has relied solely on the advice of his, her or its personal tax, investment or other advisor(s) in making his, her or its investment decision. The Managers have not made and hereby make no warranties or representations other than those set forth in this Agreement.

(b)  Each Member acknowledges and agrees that the firm of Bryan Cave LLP has represented the Company and not any Member individually. Each Member acknowledges and agrees that such Member has been advised to seek separate counsel with respect to the Company, this Agreement and all matters pertaining thereto.

(c)  Each Member who is not an individual represents and warrants that it is duly organized and existing under the laws of its state of organization and that it is in good standing under the laws of its state of organization and the laws of each state in which it is qualified to do business.

11.14  Member’s Representative.

Each Member who is not an individual shall designate by Notice to the Company one individual representative (and an alternate for such representative) who will represent such Member for purposes of giving approvals or consenting to any proposed action requiring the approval or consent of the Members. Each Member may, from time to time, change the individuals designated by it as its representative or its alternate but only upon Notice given to the Company. Each such Member hereby represents that its representative or, if such representative is absent or unavailable, its alternate, is or shall be authorized to provide any approval or consent which may be required or requested hereunder from such Member and the Company and the other Member(s) may rely conclusively upon the signature and authority of such representative or alternate to deliver or grant such approval or consent without determining that such representative or alternate is acting with the consent or approval of such Member, or its board of directors or shareholders or other governing body.

11.15  Dispute Resolution and Arbitration.

Except as provided in this Section 11.15, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof (collectively, a “Dispute”) shall be settled as follows: the parties shall meet in a good faith attempt to resolve such matter or matters. If such meeting does not result in resolution, any party may, by Notice to all other parties, require that all parties meet with an independent facilitator or mediator, who shall be designated by agreement of the parties, to resolve the disputed matter or matters. Any and all fees or costs of such facilitation or mediation shall be shared as determined by the facilitator or mediator. If unsuccessful, then the dispute shall be settled by arbitration in Kansas City, Missouri in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. The Members, Managers and the Company consent to the jurisdiction of the Supreme Court of the State of Missouri, and of the United States District Court for the Western District of the State of Missouri for injunctive, specific enforcement or other relief in aid of the arbitration proceedings or to enforce judgment of the award in such arbitration proceeding, but not otherwise. The award entered by the arbitrator(s) shall be final and binding on all parties to arbitration. Each party shall bear its respective arbitration expenses and shall share the arbitrator’s charges and expenses (as determined by the arbitrator(s). The arbitrator(s) shall not award punitive, exemplary or consequential damages. These procedures are for the settlement of Disputes only and are not to be used for disagreements concerning the policy, organization, management or practice of the Company. Nothing contained in this Section 11.15 is intended to expand any substantive rights any Party may have under other Sections of this Agreement, and any action of the Members or the Managers, when taken in accordance with the terms of this Agreement, shall be final, binding and conclusive as so provided in this Agreement. Notwithstanding the foregoing, nothing herein shall preclude equitable or other judicial relief to enforce the provisions of Sections 5.7 and 11.16 and any other provisions regarding confidentiality or non-competition or to preserve the status quo pending the resolution of any Dispute hereunder.

11.16  Non Disclosure.

Each Member for itself and on behalf of its Affiliates agrees to keep the provisions of this Agreement and all schedules, appendices and exhibits hereto in confidence except pursuant to the requirements of applicable law and shall not publish or otherwise disclose the same at any time without the prior written consent of all the Members.

11.17  Governing Law.

This Agreement shall be construed according to and governed by the laws of the State of Missouri without reference to its conflict of law rules.

(Remainder of page left intentionally blank.

Signature page to follow.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION
WHICH MAY BE ENFORCED BY THE PARTIES.

MANAGERS:
_______________________________________________
Ben Beetsma
_______________________________________________
David Durham
_______________________________________________
Roger Ehrich
_______________________________________________
George Famuliner III
_______________________________________________
Rob Korff
_______________________________________________
John Letzig
_______________________________________________
Robert Quinn
_______________________________________________
Mike Nordwald
_______________________________________________
Jim Edwards
_______________________________________________
Tom Kolb

MEMBERS:

Each of the Members agreed to the terms and conditions of this Agreement through execution of their respective Subscription Agreements.

S-1

SCHEDULE A - RESERVED

A-1

SCHEDULE B - TAXES

Definitions.

“Adjusted Capital Account” means the Capital Account balance of a Member increased by such Member’s Share of Company Minimum Gain.

“Capital Account” means a separate account established by the Company and maintained for each Member in accordance with this Schedule B.

“Member’s Share of Company Minimum Gain” means an amount determined (i) in accordance with rules applicable to partnerships in Treasury Regulation Section 1.704-2(g) with respect to a nonrecourse liability of the Company in which no Member bears the economic risk of loss and (ii) in accordance with rules applicable to partnerships in Treasury Regulation Section 1.704-2(i) with respect to a nonrecourse liability of the Company in which any Member bears any portion of the economic risk of loss.

“Minimum Gain” means the amount of gain, if any, as set forth in rules applicable to partnerships in Treasury Regulations Section 1.704-2(d) that would be realized by the Company if it disposed of (in a taxable transaction) property subject to a nonrecourse liability of such Company, in full satisfaction of such liability (and for no other consideration).

“Profits and Losses For Tax Purposes” means, for accounting and tax purposes, the various items with respect to partnerships set forth in Section 702(a) of the Code and all applicable regulations, or any successor law, and shall include, but not be limited to, items such as capital gain or loss, tax preferences, credits, depreciation, other deductions and depreciation recapture.

“Treasury Regulations” means the regulations promulgated by the Treasury Department with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.

Maintenance of Capital Accounts.

(a) The Company shall maintain for each Member a separate account (“Capital Account”) in accordance with the rules applicable to partnerships in Treasury Regulation 1.704-1(b)(2)(iv) or any successor Treasury Regulations which by their terms would be applicable to the Company. No Member shall be entitled to receive or be credited with any interest on the balance of such Member’s Capital Account at any time.

(b) Following the date of this Agreement, immediately prior to the issuance of any Units, receipt of any additional capital contributions, or as otherwise permitted, pursuant to Treasury Regulations 1.704-1(b)(2)(iv)(f), and (g), the Company shall revalue the Capital Accounts of the Members to equal the amount of the distributive share of the income, gain, loss or deduction that would result in such Member if all of the assets of the Company were sold in a taxable disposition of such assets for fair market value as of that date. At the time of revaluation the Equity Accounts will be adjusted to the amount of the revalued Capital Account. The Equity Accounts shall be adjusted to reflect all cash distributions and capital contributions that occur subsequent to the most recent revaluation.

Allocation of Profits and Losses For Tax Purposes.

Except as otherwise provided in Section 4 of this Schedule B, all Profits and Losses for Tax Purposes of the Company shall be allocated among the Members in accordance with this Section 3.

(a) Losses for each year shall be allocated in the following order of priority:

(i)
First, to the Members, pro rata and in proportion to the amount by which their Adjusted Capital Account balances exceed their Equity Account balances until each Members’ Adjusted Capital Account equals their Equity Account.

(ii)
Second, to the Members, pro rata and in proportion to the amount by which their Adjusted Capital Account balances exceed their Unreturned Capital Contributions until each Members’ Adjusted Capital Account equals their Unreturned Capital Contributions.

(iii)	Third, to the Members, pro rata and in proportion to their Adjusted Capital Account balances until each Member’s Adjusted Capital Account is reduced to zero.

(iv)	Finally, to the Member or Members who bear the economic risk of loss in accordance with the applicable Treasury Regulations.

(b) Profits for each year shall be allocated in the following order of priority:

(i)
First, to the Members with a negative Adjusted Capital Account balance in proportion to their negative Adjusted Capital Account balances until each Member’s Adjusted Capital Account is restored to zero.

(ii)	Second, to the Members, pro rata to and in an amount equal to their Unreturned Capital Contributions until each Member’s Adjusted Capital Account equals their Unreturned Capital Contributions.

(iii)
Third, to the Members, pro rata in proportion to the excess of their Equity Account balances over their Unreturned Capital Contributions until each Member’s Adjusted Capital Account is equal to the amount of such Member’s Equity Account.

(iv)	Finally, to the Members, pro rata and in proportion to their respective Percentage Interests.

Special Allocations.

4.1 Notwithstanding any other provisions of this Agreement to the contrary, if the amount of any Minimum Gain at the end of any taxable year is less than the amount of such Minimum Gain at the beginning of such taxable year, there shall be allocated to each Member gross income or gain (in respect of the current taxable year and any future taxable year) in an amount equal to such Member’s share of the net decrease in Minimum Gain during such year in accordance with Treasury Regulation Section 1.704-2(f). Such allocation of gross income and gain shall be made prior to any other allocation of income, gain, loss, deduction or Section 705(a)(2)(B) expenditure for such year. Any such allocation of gross income or gain pursuant to this Section shall be taken into account, to the extent feasible, in computing subsequent allocations of income, gain, loss, deduction or credit of the Company so that the net amount of all items allocated to each Member pursuant to this paragraph shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this paragraph if the allocations made pursuant to the first sentence of this paragraph had not occurred. This provision is intended to be a minimum gain chargeback as described in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistent therewith.

4.2 Notwithstanding any other provisions of this Agreement to the contrary, except as provided in Section 4.1 of this Schedule B, if there is a net decrease (as determined in accordance with Treasury Regulation Section 1.704-2(i)(3)) during a taxable year in Minimum Gain attributable to a non recourse debt of the Company for which any Member bears the economic risk of loss (as determined accordance with Treasury Regulation Section 1.704-2(b)(4)), then any Member with a share of the Minimum Gain (as determined in accordance with Treasury Regulation Section 1.704-2(i)(5)) attributable to such debt (determined at the beginning of such taxable year) shall be allocated in accordance with Treasury Regulation Section 1.704-2(i)(4) items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in the Minimum Gain attributable to such Member in accordance with Treasury Regulation Section 1.704-2(i). Any allocations of items of gross income or gain pursuant to this paragraph shall not duplicate any allocations of gross income or gain pursuant to Section 4.1 of this Schedule B and shall be taken into account, to the extent feasible, in computing subsequent allocations of the Company, so that the net amount of all items allocated to each Member pursuant to this paragraph shall, to the extent possible, be equal to the net amount that would have been allocated to each Member pursuant to the provisions of this paragraph if the allocations made pursuant to the first sentence of this paragraph had not occurred. This provision is intended to be a partner minimum gain chargeback as described in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistent therewith.

4.3 Notwithstanding any other provisions of this Agreement to the contrary, except as provided in Sections 4.1 and 4.2 of this Schedule B, if any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that reduces any Member’s Capital Account below zero or increases the negative balance in such Member’s Capital Account (taking into account such Member’s deficit restoration obligation), gross income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate any negative balance in such Member’s Capital Account (taking into account such Member’s deficit restoration obligation) created by such adjustments, allocations or distributions as quickly as possible in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(d). Any such allocation of gross income or gain pursuant to this paragraph shall be in proportion with such negative Capital Accounts of the Members. Any allocations of items of gross income or gain pursuant to this paragraph shall not duplicate any allocations of gross income or gain made pursuant to Section 4.1 or 4.2 of this Schedule B and shall be taken into account, to the extent feasible, in computing subsequent allocations of income, gain, loss, deduction or credit, so that the net amount of all items allocated to each Member pursuant to this paragraph shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this paragraph if such adjustments, allocations or distributions had not occurred. This provision is intended to be a qualified income offset as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistent therewith.

4.4 Any item of Company loss, deduction or Section 705(a)(2)(B) expenditure that is attributable to a non recourse debt of the Company for which any Member bears the economic risk of loss (as determined in accordance with rules applicable to partnerships in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated to such Member in accordance with Treasury Regulation Section 1.704-2(i).

4.5 In accordance with Section 704(c) and the Regulations thereunder, if property is contributed to the Company and the fair market value of such property on the date of its contribution differs from the adjusted tax basis of such property, any income, gain, loss and deduction with respect to such property shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis to the Company of such property for federal income tax purposes and the fair market value of such property on the date of contribution to the Company. Such allocations shall be made using a reasonable method that is consistent with the purpose of Section 704(c) of the Code pursuant to Treasury Regulation Section 1.704-3.

Persons Entitled to Allocations.

With respect to any period in which a transferee of the interest of a Member is first entitled to a share of the Profits And Losses For Tax Purposes, the Company shall, with respect to such Profits And Losses For Tax Purposes, allocate such items among the Persons who were entitled to such items on a basis consistent with the provisions of the Code and the Treasury Regulations.

Tax Matter Member.

Until otherwise determined by a Majority in Interest, Ray-Carroll Grain Growers, Inc. is hereby designated as the Company’s “Tax Matters Member,” which shall have the same meaning as “tax matters partner” under the Code, and in such capacity is hereby authorized and empowered to act for and represent the Company and each of the Members before the Internal Revenue Service and any court with respect to any audit or examination of any Company tax return and before any court and to retain such experts (including, without limitation, outside counsel or accountants) as deemed necessary. The Tax Matters Member shall keep all Members fully informed of the progress of any examination of, audit of or other proceeding related to the affairs of the Company. Each Member and former Member agrees to cooperate with the Tax Matters Member and to do or refrain from doing any or all things reasonably required by the Members in connection with the conduct of such proceedings.

Negative Balance.

No Member with a negative balance in such Member’s Capital Account shall have any obligation to the Company or any other Member to restore said negative balance to zero.